Exhibit 99.2

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                            MARRIOTT RESIDENCE INN II
                               LIMITED PARTNERSHIP
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                           1998 Second Quarter Report
                        Limited Partner Quarterly Update


Presented  for your  review  is the 1998  Second  Quarter  Report  for  Marriott
Residence Inn II Limited Partnership. Discussion of the Partnership's performance and Inn operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Potential Transaction

As previously reported to you, Host Marriott Corporation on behalf of the General Partner, Marriott RIBM Two Corporation, filed a preliminary Prospectus/Consent Solicitation Statement with the SEC in December 1997 which proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust ("REIT").

In addition, we reported to you that there are existing REIT's which are active in the moderate price and extended stay hotel segment that have expressed an interest in acquiring the hotels owned by the six limited partnerships. The General Partner has had preliminary discussions with some of these companies and continues to pursue the possibility of a potential transaction involving the sale of the Partnership's assets or a merger of the Partnership with an existing publicly traded company.

The General Partner has retained Merrill Lynch to advise the Partnership with respect to the Partnership's strategic alternatives. The General Partner intends to continue to explore these alternatives and determine which path to pursue, obviously subject to appropriate partner approval.

Secondary Market Activity

There has been an increase in the number of third party solicitations for this Partnership's limited partner units. Although we are not in a position to advise you as to whether you should accept such offers, limited partners should be aware that the Partnership Agreement contains certain restrictions on the assignment of partnership interests. Among these restrictions is a prohibition on sales of additional Partnership interests in any calendar year if such additional transfers would result in the Partnership not being able to qualify for at least one of the "safe harbors" which govern the circumstances under which a limited partnership will cease to be treated as a partnership and will instead be treated as a corporation for tax purposes. If Partnership sales activity for 1998 brings the Partnership to the safe harbor limit for 1998, the Partnership would be unable to allow additional unit sales in 1998. You should check with the General Partner before signing any sale document to determine if your transfer can be accepted.



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In addition to reviewing the information  provided in this report,  we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the allocation of tax losses and income to you over the life of the Partnership as well as any cash distributions paid to you, your tax basis in this investment may be significantly lower than your original investment amount. Therefore, there may be negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for the necessary documents.

Capital Expenditure Budgets

Based upon current capital expenditure budgets, the Partnership's property improvement fund is forecasted to be insufficient beginning in 1998. This shortfall is primarily due to the need to complete total suite refurbishments at the majority of the Partnership's Inns in the next several years. As a result, the General Partner established a reserve (the "Capital Reserve") in 1996 for future capital needs of the Partnership's Inns. The current property improvement fund shortfall estimate is $6.4 million through 1999. The Partnership has received written approval from the lender to fund $4.1 million of the property improvement fund shortfall from the Capital Reserve, with the remaining $2.3 million to be funded by increasing the property improvement fund contribution rate from 5% to 6% in 1998 and 7% in 1999. Funding of the 1998 shortfall of $2.5 million is expected to begin during third quarter 1998 with repayments scheduled to begin in first quarter 1999.

Amounts Paid to the General Partner and Marriott International, Inc. and Affiliates.

The chart below summarizes amounts paid (in thousands) to the General Partner and Marriott International, Inc. and affiliates for the twenty-four weeks ended June 19, 1998 (unaudited):

Marriott International, Inc. and Affiliates:
  Residence Inn system fee.........................$       1,285
  Chain services and Marriott Rewards Program......          952
  Marketing fund contribution......................          803
  Base management fee..............................          674
  Incentive management fee.........................          530
                                                   -------------

                                                   $       4,244
General Partner:
  Administrative expenses reimbursed...............$         161
  Capital distribution.............................           35
                                                   -------------

                                                   $         196
